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Exhibit 10.35

AMENDMENT TO THE STATION CASINOS, INC. DEFERRED COMPENSATION PLAN
FOR EXECUTIVES (ORIGINALLY EFFECTIVE NOVEMBER 30, 1994 AND AMENDED
AND RESTATED EFFECTIVE AS OF SEPTEMBER 12, 2001) (THE "PLAN")

        The following amendments to the Plan have been duly adopted by the Human Resources Committee (the "Committee") of the Board of Directors of Station Casinos, Inc. (the "Company") in accordance with the provisions of Section 11 of the Plan. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Plan.

        1.    Effective as of December 4, 2002, the second sentence of Section 4(a) is amended to read as follows:

  "Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, determining the Eligible Employees, determining the value of a Participant's Accounts and correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan."

        2.    Effective as of December 4, 2002, the first sentence of Section 5(d) is amended to read as follows:

  "Each Participant's Account balances and all amounts credited pursuant to Section 5(a), (b) and (c) shall be credited with a hypothetical money market rate of interest determined by the Committee from time to time or, to the extent permitted by the Committee, shall be hypothetically "invested" in such securities listed on any national or foreign stock exchange or traded on the National Association of Securities Dealers Automated Quotations system, mutual fund shares or in any other security or property, including, without limitation, personal and real property, that may legally be held by the Company (and by the trustee of any trust that may be established by the Company under Section 12), as may be designated from time to time by the Participant and the Committee in accordance with procedures to be established by the Committee."

        3.    Effective as of December 4, 2002, Section 7 is amended to read as follows:

  "Section 7. Valuation. At the end of each Plan Year, the vested and unvested balances in the Deferred Compensation Account, Supplemental Contributions Account and the Matching Contributions Account of each Participant shall be determined by the Company, taking into account any increase or decrease in the value during such Plan Year of any security or other property in which amounts credited to the Accounts are hypothetically invested as provided in Section 5(d). The balance determined, as of the end of each Plan Year, shall be communicated in writing to each Participant as soon as practicable after the end of the Plan Year. In the case of any termination of employment under Section 6(i) above, the vested and unvested balances in the Deferred Compensation Account, Supplemental Contributions Account and the Matching Contributions Account of any affected Participant shall be determined by the Company as of the end of the month in which occurs any such termination of employment, also taking into account any increase or decrease in the value during such Plan Year of any security or other property in which amounts credited to the Accounts are hypothetically invested as provided in Section 5(d). In the case of a payment to a Participant under Section 6(ii) above, the vested and unvested balances in the Deferred Compensation Account, Supplemental Contributions Account and the Matching Contributions Account of the affected Participant shall be determined by the Company as of the last day of the calendar month ending at least 15 days prior to the date of such payment, also taking into account any increase or decrease in the value during such Plan Year to date of any security or other property in which amounts credited to the Accounts are hypothetically invested as provided in Section 5(d)."

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  Exhibit 10.35